Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RECORD EARNINGS

FOR FISCAL YEAR ENDED FEBRUARY 25, 2006

•                  Net earnings per diluted share $.67 for quarter, $1.92 for year

•                  14th Consecutive Year of Record Earnings Since 1992 IPO

•                  Comparable Quarterly Store Sales Increase by 6.3%, Quarterly Net Sales by 14.8%

UNION, New Jersey, April 5, 2006 — Bed Bath & Beyond Inc. today reported net earnings of $.67 per diluted share ($197.9 million) in the fiscal fourth quarter of 2005 ended February 25, 2006, an increase in net earnings per diluted share of approximately 13.6% from the $.59 per diluted share ($181.0 million) earned in the fiscal fourth quarter of 2004. Net sales for the fiscal fourth quarter of 2005 were approximately $1.685 billion, an increase of approximately 14.8% from the fiscal fourth quarter of 2004. Comparable store sales for the fiscal fourth quarter of 2005 increased by approximately 6.3%, on top of an increase of approximately 5.1% in last year’s fiscal fourth quarter.

Net earnings for fiscal 2005 were $1.92 per diluted share ($572.8 million), exceeding fiscal 2004 net earnings of $1.65 per diluted share ($505.0 million) by approximately 16.4%. Fiscal 2005 was the 14th consecutive year of record earnings since the Company’s 1992 IPO. Net sales for fiscal 2005 were approximately $5.810 billion, an increase of approximately 12.9% from the prior fiscal year. Comparable store sales for fiscal 2005 increased by approximately 4.6%, on top of an increase of approximately 4.5% in fiscal 2004.

The fiscal fourth quarter and full year results included incremental stock-based compensation expense resulting from the early adoption, at the beginning of the fiscal third quarter, of Statement of Financial Accounting Standards 123(R).

As previously announced, during the fiscal fourth quarter of 2005, the Company substantially completed its $600 million share repurchase program. The number of shares repurchased under this program was approximately 16.4 million.

As of February 25, 2006, the Company operated a total of 809 stores including 742 Bed Bath & Beyond stores (17 of which were opened during the fiscal fourth quarter) in 46 states, the District of Columbia and Puerto Rico. In addition, as of that date, Christmas Tree Shops, Inc. operated 29 stores in 8 states, and Harmon Stores, Inc. operated 38 stores in 3 states (1 of which was opened during the fiscal fourth quarter). Consolidated store space as of February 25, 2006 was approximately 25.5 million square feet.

Since the beginning of the current fiscal year on February 26, 2006, 4 new Bed Bath & Beyond stores have been opened, bringing the total number of Bed Bath & Beyond stores now in operation to 746 in 46 states, the District of Columbia and Puerto Rico.

*    *    *    *    *    *    *    *    *

Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s stores sell a combination of better quality domestics merchandise, home furnishings, giftware, and health and beauty care items. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Senior Vice President	Director of Financial	Investor Relations
of Investor Relations	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 25,	February 26,	February 25,	February 26,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Net sales	$1,685,279	$1,467,646	$5,809,562	$5,147,678

Cost of sales	937,459	817,100	3,323,814	2,961,377

Gross profit	747,820	650,546	2,485,748	2,186,301

Selling, general and administrative expenses	442,903	366,925	1,606,577	1,393,887

Operating profit	304,917	283,621	879,171	792,414

Interest income	11,252	7,110	35,920	18,773

Earnings before provision for income taxes	316,169	290,731	915,091	811,187

Provision for income taxes	118,247	109,751	342,244	306,223

Net earnings	$197,922	$180,980	$572,847	$504,964

Net earnings per share - Basic	$0.68	$0.60	$1.95	$1.68
Net earnings per share - Diluted	$0.67	$0.59	$1.92	$1.65

Weighted average shares outstanding - Basic	289,683	300,366	293,899	300,743
Weighted average shares outstanding - Diluted	294,401	305,931	298,973	306,642

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 25,	February 26,
	2006	2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$247,697	$222,108
Short term investment securities	404,113	629,339
Merchandise inventories	1,301,720	1,152,028
Other current assets	118,415	93,527

Total current assets	2,071,945	2,097,002

Long term investment securities	393,862	324,209
Property and equipment, net	738,742	609,631
Other assets	177,591	169,137

	$3,382,140	$3,199,979

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$534,910	$450,525
Accrued expenses and other current liabilities	249,092	254,643
Merchandise credit and gift card liabilities	113,514	87,061
Income taxes payable	92,030	81,364

Total current liabilities	989,546	873,593

Deferred rent and other liabilities	130,144	122,624

Total liabilities	1,119,690	996,217

Total shareholders’ equity	2,262,450	2,203,762

	$3,382,140	$3,199,979

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	February 25,	February 26,
	2006	2005 (1)
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$572,847	$504,964
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	111,111	97,491
Amortization of bond premium	3,172	1,657
Stock-based compensation cost	26,439	—
Excess tax benefit from stock-based compensation	20,011	27,049
Deferred income taxes	(25,874)	4,056
Increase in assets:
Merchandise inventories	(149,692)	(139,694)
Trading investment securities	(423)	—
Other current assets	(23,543)	(7,350)
Other assets	(307)	(145)
Increase (decrease) in liabilities:
Accounts payable	64,892	42,517
Accrued expenses and other current liabilities	(5,742)	(12,733)
Merchandise credit and gift card liabilities	26,453	23,873
Income taxes payable	10,666	47,519
Deferred rent and other liabilities	30,425	17,827

Net cash provided by operating activities	660,435	607,031

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(442,356)	(484,793)
Redemption of held-to-maturity investment securities	331,565	122,349
Purchase of available-for-sale investment securities	(1,524,835)	(2,414,778)
Redemption of available-for-sale investment securities	1,788,450	2,604,900
Capital expenditures	(220,394)	(181,363)

Net cash used in investing activities	(67,570)	(353,685)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	34,953	31,080
Excess tax benefit from stock-based compensation	2,682	—
Repurchase of common stock, including fees	(598,244)	(350,151)
Payment of deferred purchase price for acquisition	(6,667)	(6,667)

Net cash used in financing activities	(567,276)	(325,738)

Net increase (decrease) in cash and cash equivalents	25,589	(72,392)

Cash and cash equivalents:
Beginning of period	222,108	294,500
End of period	$247,697	$222,108

(1)   Reflects the accrual for purchases of capital expenditures as a non-cash investing activity to conform with current presentation.